UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2025

Clearway Energy LLC

(Exact name of registrant as specified in its charter)

Delaware	333-203369	32-0407370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Carnegie Center, Suite 300, Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 608-1525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 3, 2025, Cardinal Purchaser LLC (the “Clearway Purchaser”), a subsidiary of Clearway Energy LLC (the “Company”), entered into a Purchase and Sale Agreement (the “Clearway Purchase Agreement”) with Deriva Energy, LLC (“Deriva Seller”), Symphony Breeze, LLC (“Breeze Seller”) and Symphony Sun, LLC (“Sun Seller”, and together with Deriva Seller and Breeze Seller, the “Sellers”).  Pursuant to the terms of the Clearway Purchase Agreement, Clearway Purchaser will acquire from Sellers all of the limited liability company membership interests in each of Deriva Energy NC Solar, LLC, Clear Skies Solar Holdings, LLC, Washington Millfield Solar, LLC, Deriva Energy Solar I, LLC and Washington Airport Solar, LLC (collectively, the “Target Companies”) for a base purchase price of approximately $225.8 million in cash, subject to certain customary price adjustments (the “Clearway Transaction”).  The Target Companies are engaged in the business of managing, owning and operating utility-scale solar energy generation projects generating approximately 386 megawatt alternating current (“MWac”) throughout the United States.

On October 3, 2025, Cardinal JV Purchaser LLC (the “Clearway JV Purchaser”), a subsidiary of the Company, Fengate Cardinal Blocker LLC (“Fengate Purchaser 1”), Fengate Yield (VCOC) UBTI Blocker LLC (“Fengate Purchaser 2”, together with Fengate Purchaser 1, the “Fengate Purchasers”, and together with Clearway JV Purchaser, the “JV Purchasers”), and Sellers entered into a Purchase and Sale Agreement (the “JV Purchase Agreement”, and together with the Clearway Purchase Agreement, the “Purchase Agreements”).  Pursuant to the terms of the JV Purchase Agreement, (i) Clearway JV Purchaser will acquire from Sellers 50% of the limited liability company membership interests in each of Caprock Solar 2 LLC and two limited liability companies to be formed prior to closing (collectively, the “JV Target Companies”) for a base purchase price of approximately $79.5 million in cash, subject to certain customary price adjustments, and (ii) the Fengate Purchasers will collectively acquire the remaining 50% of the limited liability company membership interests in the JV Target Companies for a base purchase price of approximately $79.5 million in cash, subject to certain customary price adjustments (collectively, the “JV Transaction” and together with the Clearway Transaction, the “Transactions”).  The JV Target Companies are engaged in the business of managing, owning and operating utility-scale solar energy generation projects generating approximately 227 MWac in California, New Mexico and Colorado.

The Purchase Agreements contain customary representations and warranties and covenants made by each of the parties. Except in the event of fraud, the representations and warranties will not survive the closing of the Transactions. Instead, Clearway Purchaser and the JV Purchasers have obtained a representation and warranty insurance policy, under which the issuer of such policy will insure Clearway Purchaser and the JV Purchasers against certain claims, damages or other losses arising from breaches by the Sellers of their representations and warranties in the Purchase Agreements, subject to certain limitations and exclusions and other customary terms and conditions.

The closing of the Transactions is subject to customary closing conditions and certain third-party actions. The closing of the Transactions is expected to occur during the first half of 2026.

The foregoing description of the Transactions and the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

10.1†*	Purchase and Sale Agreement, dated as of October 3, 2025, by and among Cardinal Purchaser LLC, Deriva Energy, LLC, Symphony Breeze, LLC and Symphony Sun, LLC.
10.2†*	Purchase and Sale Agreement, dated as of October 3, 2025, by and among Cardinal JV Purchaser LLC, Fengate Cardinal Blocker LLC, Fengate Yield (VCOC) UBTI Blocker LLC, Deriva Energy, LLC, Symphony Breeze, LLC and Symphony Sun, LLC.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

†	Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission (the “SEC”) upon request.
*	Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearway Energy LLC

By:	/s/ Kevin P. Malcarney
Kevin P. Malcarney
General Counsel and Corporate Secretary

Date: October 6, 2025